Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bankrate, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-87955) on Form S-8 of Bankrate, Inc. of our report dated March 16, 2007, with respect to the consolidated balance sheet of Bankrate, Inc. and its subsidiaries as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity and cash flows, for each of the years in the two-year period ended December 31, 2006, which reports appears in the December 31, 2007 annual report on Form 10-K of Bankrate, Inc.

Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, effective January 1, 2006.

/s/ KPMG LLP

March 17, 2008

Fort Lauderdale, Florida

Certified Public Accountants